Exhibit 99.1

CorMedix Announces Pricing of $20M Public Offering of Common Stock

Berkeley Heights, NJ – July 28, 2020 – CorMedix Inc. (NYSE American: CRMD) (the “Company”), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, announced today that it has priced its underwritten public offering of 4,444,444 shares of its common stock at $4.50 per share for total gross proceeds, before underwriting commissions and estimated expenses, of approximately $20 million. In connection with the offering, the Company granted the underwriters a 30-day option to purchase up to an additional 666,666 shares of common stock. The offering is expected to close on July 30, 2020, subject to customary closing conditions.

The Company plans to use the net proceeds for general corporate purposes, including obtaining regulatory approval and commercialization of Defencath™ in the U.S., research and development, and working capital and capital expenditures.

SunTrust Robinson Humphrey and JMP Securities are acting as joint book-running managers for the offering.

The securities described above are being offered pursuant to a “shelf” registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from SunTrust Robinson Humphrey, Inc., 3333 Peachtree Road NE, 9th Floor, Atlanta, GA 30326, Attn: Prospectus Department, Email: strh.prospectus@suntrust.com; or JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, Attn: Prospectus Department, Email: syndicate@jmpsecurities.com. An electronic copy of the prospectus supplement and accompanying base prospectus relating to the offering will also be available on the website of the SEC at www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing its lead product Defencath™ in the U.S. as a catheter lock solution with an initial indication for use of preventing catheter-related bloodstream infections in patients with end-stage renal disease who are receiving hemodialysis via a central venous catheter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: risks related to the timing of and our ability to obtain FDA approval of the New Drug Application for Defencath™; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the risks and uncertainties associated with research for additional uses for taurolidine; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Defencath™/Neutrolin® and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.